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                                                                      EXHIBIT 21


                              LIST OF SUBSIDIARIES


The company's subsidiaries (all wholly-owned) as of April 4, 1994 were:


                    NAME                  PLACE OF INCORPORATION

       The Shops for Pappagallo, Inc.             Ohio

       Community Urban Redevelopment of
         Duck Creek, Inc.                         Ohio

       LensCrafters Canada, Inc.                  Ontario

       LensCrafters International, Inc.           Ohio

       Eyexam2000 of California, Inc.             California

       LensCrafters E.C. Corporation              Ohio

       LensCrafters, Inc.                         Ohio

       U.S. Shoe Far East, Ltd.                   Hong Kong

       WSR Far East, Ltd.                         Hong Kong


The company has other subsidiaries not listed above. Such unlisted subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.